EXHIBIT 99.1             NEWS RELEASE

              Nord Resources Closes Sale of Sierra Rutile

October 1, 1999                                           NYSE:    NRD

      Albuquerque, New Mexico - Nord Resources Corporation announced today that it had closed the sale to MIL (Investments) S.A.R.L. ("MIL") of its 50% interest in the Sierra Rutile titanium dioxide project in Sierra Leone, West Africa. The Company's shareholders voted earlier this month to approve the sale.

      The sale resulted in the return for cancellation of the 7.0 million, or 29.7% of the outstanding common shares of Nord Resources owned by MIL; the receipt by the Company of $1.25 million in cash; and the release of the Company's guarantee of $6 million of Sierra Rutile bank debt. Nord Resources also retains a 5% carried interest in the Sierra Rutile interest sold. The Company now has 16.5 million shares outstanding.

      The Sierra Rutile sale will allow the Company to move forward with a new business strategy focused on base and precious metals, and involving the acquisition of high potential projects which are either producing currently or can be brought into production quickly.

      Nord Resources Corporation owns the Johnson Camp copper mine in Arizona, which is currently being redeveloped, and a 28.5% interest in Nord Pacific Limited (OTCBB: NORPF, Toronto Stock Exchange: NPF), a diversified international resource company engaged in the production of copper, and the exploration for and development of base and precious metals and strategic mineral, including copper, gold, silver, nickel and cobalt. Nord Pacific's activities are located in Australia, Papua New Guinea, Mexico, Canada, and the United States.

     Safe Harbor Statement under the Private Securities Litigation Act of 1995: The statements contained in this release which are not historical fact are "forward looking statements" that involve various important risks, uncertainties, and other factors which could cause the Company's actual results to differ materially from those expressed in such forward looking statements. These factors include, without limitation, the risk factors disclosed in the Company's securities filings.

      For information contact:

                      Pierce Carson, Chief Executive Officer, or
                      Ray Jenner, Chief Financial Officer
                      (505) 766-9955
                      Website:    www.nordresources.com